As filed with the Securities and Exchange Commission on April 5, 2022

No. 333-261780

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOBLE FINCO LIMITED

(Exact name of registrant as specified in its charter)

England and Wales	1381	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Noble Finco Limited

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

Tel: (281) 276-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William E. Turcotte

Noble Finco Limited

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(281) 276-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sean T. Wheeler, P.C. Debbie P. Yee, P.C. Anne G. Peetz Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 (713) 836-3600	Richard Spedding Travers Smith LLP 10 Snow Hill London, EC1A 2AL United Kingdom +44 20 7295 3000	Klaus Greven Kristensen The Drilling Company of 1972 A/S Lyngby Hovedgade 85 2800 Kgs. Lyngby Denmark +45 63 36 00 00	Connie Milonakis Davis Polk & Wardwell London LLP 5 Aldermanbury Square London EC2V 7HR (212) 450-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer  Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Noble Finco Limited is filing this Amendment No. 4 to its registration statement on Form S-4 (File No. 333- 261780) as an exhibits-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Topco is a private limited company incorporated under the laws of England and Wales, and will re-register as a public limited company prior to the Offer being made. Chapter 7 of Part 10 of the Companies Act contains provisions protecting directors from liability. All statutory references in this Item 20 are to the Companies Act.

Section 232(1) makes void any provision that purports to exempt a director of a company from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company.

Section 232(2) makes void any provision by which a company directly or indirectly provides an indemnity for a director of the company (or of an associated company) against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company, except as permitted by:

(a) liability insurance pursuant to Section 233;

(b) qualifying third-party indemnity provisions falling within Section 234; and

(c) qualifying pension scheme indemnity provisions falling within Section 235.

Section 233 permits liability insurance, commonly known as directors’ and officers’ liability insurance, purchased and maintained by a company against liability for negligence, default, breach of duty or breach of trust in relation to the company.

Section 234 allows for Topco to provide an indemnity against liability incurred by a director to someone other than Topco or an associated company. Such an indemnity does not permit indemnification against liability to pay (i) criminal fines, (ii) penalties to a regulatory authority, (iii) the costs of an unsuccessful defense of criminal, (iv) the costs of civil proceedings brought by Topco or an associated company or (v) the costs in connection with an application for relief under Sections 661 (power of court to grant relief in case of acquisition of shares by innocent nominee) or 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Any indemnity provided under Section 234 must be disclosed in Topco’s annual report in accordance with Section 236 and copies of such indemnification provisions made available for inspection in accordance with Section 237 (and every member has a right to inspect and request such copies under Section 238).

Conduct of a director amounting to negligence, default, breach of duty or breach of trust in relation to the company can be ratified, in accordance with Section 239, by a resolution of the members of the company, disregarding the votes of the director (if a member) and any connected member.

To the extent permitted by the Companies Act (as amended from time to time) and without prejudice to any indemnity to which any person may otherwise be entitled, the articles of association of Topco authorize indemnification to the fullest extent permitted under law.

Where a person is indemnified against any liability in accordance with this Item 20, such indemnity shall extend, to the extent permitted by the Companies Act, to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.

In accordance with the authorization set out in the Topco articles of association, to the fullest extent permitted by law and without prejudice to any other indemnity to which the director may otherwise be entitled,

Topco will enter into deeds of indemnity with its directors and officers. Under the deeds of indemnity, Topco will indemnify its directors and officers to the fullest extent permitted or authorized by the Companies Act, as it may from time to time be amended, or by any other statutory provisions authorizing or permitting such indemnification.

The directors of Topco will, to the fullest extent permitted by law, also be entitled to coverage pursuant to Noble’s current directors’ and officers’ liability insurance.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Exhibit Index on the page immediately before the signature page for a list of exhibits filed as part of this registration statement on Form S-4, which Exhibit Index is incorporated herein by reference.

(b)	Financial Statement Schedules

See page F-1 for an index of the financial statements included in this registration statement on Form S-4.

Item 22.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-S” at the start of any delayed offering or throughout a continuous offering.

(5) That, for the purpose of determining liability of the registrant under the U.S. Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering’s by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in clause (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved thereby, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description
2.1**†	Business Combination Agreement, dated as of November 10, 2021, by and among Noble Finco Limited, Noble Corporation, Noble Newco Sub Limited, and The Drilling Company of 1972 A/S (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement).

3.1**	Form of Articles of Association of Topco (included as Annex B to the proxy statement/prospectus forming a part of this Registration Statement).

5.1*	Opinion of Travers Smith LLP as to validity of the securities being registered.

5.2**	Opinion of Kirkland & Ellis LLP as to validity of the securities being registered.

8.1**	Tax Opinion of Kirkland & Ellis LLP.

10.1**	Irrevocable Undertaking, dated as of November 10, 2021, by and among APMH Invest A/S, Noble Corporation, Noble Finco Limited and The Drilling Company of 1972 A/S (included as Annex C to the proxy statement/prospectus forming a part of this Registration Statement).

10.2**	Form of Voting Agreement (included as Annex D to the proxy statement/prospectus forming a part of this Registration Statement).

10.3**	Form of Relationship Agreement (included as Annex E to the proxy statement/prospectus forming a part of this Registration Statement).

10.4**	Form of Registration Rights Agreement (included as Annex F to the proxy statement/prospectus forming a part of this Registration Statement).

10.5**†	Term and Revolving Facilities Agreement, dated December 6, 2018, by and among The Drilling Company of 1972 A/S as the Company, certain of its subsidiaries as guarantors, DNB Bank ASA as agent and security agent and the arrangers and lenders named therein.

10.6**†	Term Loan Facility Agreement, dated December 10, 2018, by and among The Drilling Company of 1972 A/S as the Company, certain of its subsidiaries as guarantors and Danmarks Skibskredit A/S as arranger, original lender, agent and security agent.

10.7**	Waiver and Amendment Letter dated October 20, 2021 entered into by The Drilling Company of 1972 A/S as the Company and DNB Bank ASA as lender and security agent.

21.1**	Subsidiaries of Topco.

23.1*	Consent of Travers Smith LLP (included in Exhibit 5.1 to this Registration Statement).

23.2**	Consent of PricewaterhouseCoopers LLP, independent registered accounting firm of Noble Corporation.

23.3**	Consent of PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab, independent auditors of The Drilling Company of 1972 A/S.

23.4**	Consent of KPMG LLP, independent auditors of Pacific Drilling Company LLC and its subsidiaries and Pacific Drilling S.A. and its subsidiaries.

23.5**	Consent of Kirkland & Ellis LLP (included in Exhibit 8.1).

23.6**	Consent of PricewaterhouseCoopers LLP, independent registered accounting firm of Noble Holding Corporation plc.

23.7**	Consent of Kirkland LLP (included in Exhibit 5.2).

99.1**	Consent of Ducera Securities LLC.

99.2**	Consent of J.P. Morgan Securities plc

99.3**	Form of Proxy Card for General Meeting of Noble Corporation Shareholders.

Exhibit No.	Description

99.4**	Consent of Charles M. Sledge, as a designee to Topco’s board of directors.

99.5**	Consent of Claus V. Hemmingsen, as a designee to Topco’s board of directors.

99.6**	Consent of Robert W. Eifler, as a designee to Topco’s board of directors.

99.7**	Consent of Alan J. Hirshberg, as a designee to Topco’s board of directors.

99.8**	Consent of Ann D. Pickard, as a designee to Topco’s board of directors

99.9**	Consent of Kristin H. Holth, as a designee to Topco’s board of directors

99.10**	Consent of Alastair Maxwell, as a designee to Topco’s board of directors

107*	Calculation of Filing Fee Table.

*	Filed herewith.
**	Previously filed.
†

Certain exhibits and schedules to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. Topco agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sugar Land, Texas, on April 5, 2022.

Noble Finco Limited

By:	/s/ Robert W. Eifler
Name:	Robert W. Eifler
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 5th day of April, 2022.

Name	Title

/s/ Robert W. Eifler Robert W. Eifler	Chief Executive Officer (Principal Executive Officer) and Director

/s/ Richard B. Barker Richard B. Barker	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Noble Finco Limited, has signed this registration statement in the City of Houston, State of Texas on April 5, 2022.

By:	/s/ Richard B. Barker
Name:	Richard B. Barker
Title:	Chief Financial Officer and Director